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                                                                     Exhibit (I)

                          DRINKER BIDDLE & REATH LLP
                               One Logan Square
                           18/th/ and Cherry Streets
                          Philadelphia, PA 19103-6996
                                (215) 988-2700
                             (215) 988-2757 (fax)


February 28, 2002


UAM Funds, Inc.
One Freedom Valley Drive
Oaks, PA 19456

RE:  UAM Funds, Inc. - Common Stock
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Ladies and Gentlemen:

          We have acted as counsel for UAM Funds, Inc., a Maryland corporation, ("UAM") in connection with the registration by UAM of its shares of common stock, par value $0.001 per share. The Articles of Incorporation of UAM authorizes the issuance of three billion (3,000,000,000) shares of common stock, which are divided into multiple series and classes. The shares of common stock designated into each such series are referred to herein as "Common Stock." You have asked for our opinion on certain matters relating to the Common Stock.

          We have reviewed UAM's Articles of Incorporation, as amended, Articles Supplementary and By-laws, resolutions of UAM's Board of Directors ("Board"), certificates of public officials and of UAM's officers and such other legal and factual matters as we have deemed appropriate. We have also reviewed UAM's Registration Statement on Form N-1A under the Securities Act of 1933 (the "Registration Statement"), as amended through Post-Effective Amendment No. 59 thereto.

          This opinion is based exclusively on the General Corporation Law of the State of Maryland and the federal law of the United States of America.

          We have assumed the following for purposes of this opinion:
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UAM Funds, Inc.
February 28, 2002
Page 2

               1. The shares of Common Stock have been issued in accordance with the Articles of Incorporation, Articles Supplementary and By-laws of UAM and resolutions of UAM's Board relating to the creation, authorization and issuance of the Common Stock.

               2. Prior to the issuance of any shares of future Common Stock, the Board (a) will duly authorize the issuance of such future Common Stock, (b) will determine with respect to each class of such future Common Stock the preferences, limitations and relative rights applicable thereto, and (c) if such future Common Stock is classified into separate series, will duly take the action necessary (i) to create such series and to determine the number of shares of such series and the relative designations, preferences, limitations and relative rights thereof and (ii) to amend UAM's Articles of Incorporation to provide for such additional series.

               3. With respect to the future shares of Common Stock, there will be compliance with the terms, conditions and restrictions applicable to the issuance of such shares that are set forth in (i) UAM's Articles of Incorporation and By-laws, each as amended as of the date of such issuance, and (ii) the applicable future series designations.

               4. The Board will not change the preferences, limitations or relative rights of any class or series of Common Stock after any shares of such class or series have been issued.

               Based upon the foregoing, we are of the opinion that the Common Stock will be, when issued in accordance with, and sold for the consideration described in the Registration Statement, validly issued, fully paid and non-assessable by UAM.

               We consent to the filing of this opinion with Post-Effective Amendment No. 59 to the Registration Statement to be filed by UAM with the Securities and Exchange Commission.

                                             Very truly yours,


                                             /s/ Drinker Biddle & Reath LLP
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                                             DRINKER BIDDLE & REATH LLP

AT/KG